[LOGO OF ALPERN, ROSENTHAL & COMPANY]
Certified Public Accountants

Warner Centre, Suite 400 . 332 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2413
(412) 281-2501  .  Fax (412) 471-1996





To the Board of Directors and
Shareholders of II-VI Incorporated
Saxonburg, Pennsylvania

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of II-VI Incorporated and Subsidiaries for the periods ended December 31, 1996 and 1995, as indicated in our report dated January 20, 1997; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, is incorporated by reference in Registration Statements No.
33-19511, No. 33-38019, No. 33-19510 and No. 33-63739 on Form S-8.

    We are also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Alpern, Rosenthal & Company
February 13, 1997

A Professional Corporation
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Members American and Pennsylvania
Institutes of Certified Public Accountants
Accounting Firms Associated, inc.
Member Firms in Principal Cities

Irving P. Rosenthal, CPA              Deborah H. Wells, CPA
Michael H. Levin, CPA                 Fred M. Rock, CPA
Harvey A. Pollack, CPA                Sean M. Brennan, CPA
Fred J. Morelli, Jr., CPA             Alexander Paul, CPA
Edward F. Rockman, CPA                Michael E. Forgas, CPA
Emanuel V. DiNatale, CPA              Joel M. Rosenthal, CPA



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